Exhibit 99.2

TRANSCRIPT OF PORTIONS OF CONFERENCE CALL OF

DISTRIBUTED ENERGY SYSTEMS CORPORATION

MARCH 8, 2006

. . .

John Glidden - Distributed Energy Systems - VP-Finance

. . . For the quarter ended December 31, 2005, revenues were $11 million, which were slightly below revenues of $11.4 million for the comparable 2004 period. Revenues for the fourth quarter of 2005 were comprised of $9 million in contract revenue and approximately $2 million in product revenue. In keeping with our conservative accounting approach, revenue recognition will continue to be deferred on HOGEN H Series units until we have compiled significant warranty history on these units or until the expiration of the warranty period. Having said that, I can report that these units are operating within a reasonable range for a new product. As of December 31, 2005, total deferred revenues was approximately $4.6 million, of which approximately $4.2 million is related to our product shipments of our HOGEN H Series units, and $0.4 million is related to other certain contracts.

Gross margins for the quarter ended December 31, 2005, defined as net revenue less cost of sales was positive by $0.7 million, compared to a $1.4 million margin for the comparable 2004 quarter. This is the fifth quarter in a row of positive gross margins. Net loss for the fourth quarter of 2005 was $3.4 million, compared to a loss of $4 million for the comparable 2004 period. The improvement and net loss quarter over the previous quarter is primarily due to customer-funded R&D project credits offsetting internal Research and Development expenses. Loss per share for the fourth quarter of 2005 was $0.09, compared to a loss per share of $0.11 for the same period in 2004. Non-cash charges associated with depreciation, amortization related to the acquisition of Northern Power and non-cash stock-based expenses were approximately $0.4 million for the fourth quarter.

For the year 2005, Distributed Energy had revenues of $45 million and a net loss of $16.2 million or $0.45 per share. For the year 2004, the Company reported revenues of $22.5 million and a net loss of $22.4 million or $0.63 per share. This represents a 28% improvement in net loss per share year-over-year. Cash and marketable securities as of December 31, 2005, were $40.7 million, compared to $42.7 as of September 30, 2005. The reduction in cash of approximately $2 million reflected the net loss for the quarter offset by improvements in working capital requirements. The reduction in cash for the third quarter of 2005 was approximately $3.1 million. The Company defines working capital as current assets minus current liabilities, excluding cash and marketable securities. Current backlog for Distributed Energy is approximately $25 million. This backlog figure does not reflect contracts with our power advantage operations and maintenance services or other long-term government contracts. The value of these long-term contracts was approximately $20 million.

. . .

Ambrose Schwallie – Distributed Energy Systems — CEO

The major factor that has adversely impacted business formation at our EPC unit is the extraordinarily high cost of gas during the later months of 2005, especially post-Katrina. We’ve explained in the past that the co-generation business or more accurately the combined heat and power business, is driven economically by the price differentials, what is called the “spark spread,” between natural gas, the typical fuel used in these projects, and your utility rates, which is the revenue basis for the projects. Accordingly, the extremely sharp and unpredictable run-up in the price of natural gas over the past two or three quarters have temporarily lowered the economic returns for those projects and put a short-term damper on customer commitments to invest in [combined heat and power systems].

. .. .

Darren Jamison - Distributed Energy Systems – President, Northern Power

Northern Power had another solid quarter with strong revenues, positive margins, and continued progress on expense control. In 2005 Northern more than doubled 2004 revenues while controlling overall G&A growth. We experienced strong customer acceptance in all areas of our business and better-than-anticipated acceptance in growth in our Power Advantage Service business. However, as we discussed, the bulk of our business is project-based and we continue to be susceptible to fluctuations in bookings and revenues. Take for example the California/New York markets where, for the second quarter in a row, record natural gas prices limited distributed generation bookings, which as you have heard, unfortunately, will impact Northern’s revenues, mostly in the first quarter of this year.

. . .

I will now give a brief update of Northern Power’s three business segments, Systems, Services and Products. The System Business segment incorporates our traditional 30-year EPC business, and remote oil and gas distributed power systems. Northern Power had a strong oil and gas quotation activity during the quarter as our Houston office continues to penetrate the global energy markets, which are demanding new energy infrastructure. The market opportunities include remote critical power for dozens of new pipelines and offshore platforms being built or scheduled to be repowered during the year.

. . .

In our Distributed Generation System business we recently received a second order from a large California company for a turn-key combined heat and power [CHP] system. This repeat order from a key customer is a direct result of our ability to meet the clients challenging schedule and budget expectations on the first project. Another highlight of our Systems business is our recently commissioned 717 Fifth Avenue project located between the St. Regis Hotel and Trump Tower in downtown Manhattan, which continues to draw streams of major commercial real estate companies interested in reducing energy costs and improving power reliability. This project combined with our proprietary power converter interconnect technology solution for the Con Edison grid makes the New York/Metropolitan area an extremely attractive market for Northern for years to come.

. . .

In our Services Division, Northern Power’s Power Advantage Operation and Maintenance business continued its impressive growth during the fourth quarter. Overall, the Power Advantage Service business is already running at approximately 12% of our total revenue with solid margins and generating approximately $1 million in operating profit in 2005.

. . .

Overall, we are encouraged by Northern Power’s results for the fourth quarter and fiscal year 2005, all three segments of our business units are gaining market share, building customer loyalty, and keeping Northern Power on track . . . .

. . .

QUESTION AND ANSWER SESSION

. . .

Michael Horwitz – Pacific Growth Equities — Analyst

Hello Ambrose for the first time. I was hoping to hear more qualitatively, given your background, and I’m sure you’ve witnessed what’s happened in some of your old peers over the last few days, they were talking about slowdowns as well. When you were up in New Hampshire, what did you see given your background that you would change or that you could streamline? And maybe if you could be more — a little more detailed because that really is the overwhelming majority part of the business right now, as much as industrial hydrogen and everything on the Proton side will be interesting some day or more interesting.

Ambrose Schwallie – Distributed Energy Systems — CEO

. . . Let’s — internally to the business I will make some comments. Margin erosion on some of our projects in the past up there has been a reality and we’ve all known that. What was heartening to me was a recognition of that and the fact that the team up there at Northern had reacted to that and were starting to institute good practices.

. . .

Joe Arsenal — Arsenal Capital Management - Analyst

Well, going back to the natural gas pricing issue, because it seems like it’s a key element in the Northern Power business plan. Is there a number that you can give us that seems to be the breaking point? I mean, obviously we had a huge run-up in natural gas due to Katrina and Rita, et cetera. And now we’ve had a significant decline, which may in fact be extended. But is there a point where your customers really changed their tune and can you correlate that to a price for natural gas?

Ambrose Schwallie – Distributed Energy Systems – CEO

Okay. The question is, is there a step point or a stepping-off point of natural gas price that triggers the competitiveness and economic reality of these projects. Darren, could you comment on that for us, please?

Darren Jamison - Distributed Energy Systems – President, Northern Power

Absolutely. It is a great question. The actual price of gas is not what drives our business. It’s the sudden change in gas prices. As Ambrose mentioned earlier we talked about spark gap or the difference between utility rates and natural gas rates. The majority of utilities price their services off gas prices. The issue is the lead time or the lag between the two.

So natural gas can be very high as long as utility rates have adjusted for it, the spark gap will be intact. What happens is if utilities take six months to adjust rates and we have sudden increases in gas prices, we then lose that spark gap, which if a customer is an engineering study looking at a project, they see the economics of the project change and they’re going to wait until they see the spark gap come back before they lock-in long-term gas prices or move forward on a project. So there is no stepping off point. It is really the gap between the commodity and the utility rate.

Joe Arsenal - Arsenal Capital Management - Analyst

And I guess the corollary would be that if there is a lot of push-back in moving the utility rate due to political influences, I would assume, then that’s going to affect the spark spread; is that correct?

Darren Jamison - Distributed Energy Systems - President-Northern Power

What we’re seeing now is all of the major utilities in the areas we’re focusing have new rates either approved or going into effect in a 20% or 30% increase from the rise up in natural gas prices from Katrina, and simultaneously, we see gas prices softening. So that spark gap has not only come back but widened momentarily.

. . .

Ben Sun - Canaccord Adams - Analyst

My first question on the $24 million [sic] backlog, roughly how much of that would fall within the next 12 months’ time frame?

. . .

John Glidden - Distributed Energy Systems - VP-Finance

The $25 million in backlog, basically all of that would happen within the next 12 months, or so.

Ben Sun - Canaccord Adams - Analyst

Okay. And, second question, actually back to this — the gap between the natural gas and the electricity I guess it is called, it’s a spark spread. And for the current business, I’m just wondering what roughly the percentage of that is particularly sensitive to this sparks spread within Northern?

Chip Schroeder - Distributed Energy Systems - President

Ben, let me try to put that sort of business perspective on the question that you and Joe before you asked. We obviously don’t sell against a specific spark spread or a specific gas price. What we really — and it’s not really that much that we’re selling against competing engineering procurement construction companies in this business. What we’re really selling against is the customer’s opportunity cost, his investment value.

Typically in a normalized gas price and power-price environment, if you look out over the last three or four years we have seen the spread between gas cost and power rates, and given our cost of building these projects, we’re able to deliver returns on invested capital to the customer in the high teens. And that has usually been a sufficiently good return to cause customers to respond positively to the type of projects that, as Darren mentioned, we design into our engineering studies. As gas prices rose and the sparks spread narrowed, the realizable return on investment for many of our studies fell below sort of an attractive threshold. Gas prices have now fallen much faster than utility rates. In fact, in most instances utility rates are still rising. So if you took the measure right now, we have a significant number of projects that we’re developing that look like they could offer returns on investment north of 20%. Now, that’s probably not sustainable either, but it makes the point that it’s good enough to expect to see this business come back in a significant way.

We have — and I think we mentioned this on an earlier call — in our sales teams in both the East Coast and West Coast, we have looked at what we believe are addressable markets for our projects. That is to say, we looked at specific building census detail and power prices in those environments and have concluded there’s about $2.5 billion worth of market today that should be able to realize attractive returns, again, returns in the high teens, through our projects. So it is a very substantial market in relation to any of the kind of numbers that we’re putting up on the board now.

. . .

Steve Sanders - Stephens Inc. - Analyst

Hello, a couple of questions. On the HOGEN side you obviously signed up several tier-one distributors. It sounds like you had good momentum on that side late in 2005 but there was some slowing recently. I just wanted to see if you could drill down a little bit more on that. Is that in your mind just sort of inertia or just give us some additional color if you can on what you’re seeing there?

Mark Murray - Distributed Energy Systems - President-Proton Energy Systems

Hi, Steve. You’re correct. We did have in Q4 a little tiny bit of extra sales from Katrina, but what we’re seeing with working with our partners, is that the time to close with the power companies is a little bit longer than we anticipated. The enthusiasm is still there. The rate of RFQs remains quite high. The interest by the power plants is very strong. We feel confident that with our value proposition, what the system brings to the power generator, that we will move forward.

As I mentioned before, we have a couple of power facilities that have already bought at several units and others that are indicating that we’ll be buying more than what they already have.

. . .

Walter Nasdeo - Ardour Capital Investments - Analyst

I — most of the stuff that I wanted to talk about obviously has already been chatted about with the revenue and where they’re coming from and when you expect things to start normalizing again. But what I would like to know is, what is in the backlog. Is there any HOGEN orders in the existing backlog now?

Chip Schroeder - Distributed Energy Systems - President

Yes, the backlog is about $2.1 million.

. . .